UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
November 26, 2025
Date of Report (Date of earliest event reported)

N-able, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40297	85-4069861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
30 Corporate Drive
Suite 400
Burlington, Massachusetts 01803
(Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code: (781) 328-6490

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	NABL	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
On November 26, 2025 (the “Amendment No. 2 Effective Date”), N-able International Holdings II, LLC (the “Borrower”), an indirect, wholly owned subsidiary of N-able, Inc. (the “Company”), entered into a Second Amendment to Credit Agreement (“Amendment No. 2”) by and among the Borrower, N-able International Holdings I, LLC (“Holdings”), the other guarantors party thereto, the lenders and issuing banks identified therein and JPMorgan Chase, Bank, N.A. as administrative agent, collateral agent and an issuing bank, which amends that certain Credit Agreement, dated July 19, 2021, by and among the Borrower, Holdings, the lenders and issuing banks identified therein and JPMorgan Chase, Bank, N.A. as administrative agent, collateral agent and an issuing bank (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Amendment No. 2 Effective Date, the “Credit Agreement”).

Amendment No. 2 amended the Credit Agreement to, among other things, (i) increase the aggregate principal amount under the term loan facility (the “Term Loans”) from $336 million to $400 million, (ii) extend the maturity of the Term Loans to November 26, 2032, (iii) extend the maturity of the $60 million revolving credit facility (the “Revolving Facility”) to November 26, 2030 and (iv) reduce the interest rate applicable to all borrowings under the Revolving Facility. On the Amendment No. 2 Effective Date, $64 million of Term Loans were funded, resulting in $400 million outstanding. There were no borrowings outstanding under the Revolving Facility. The Company expects to use the proceeds from the increased amount of Term Loans outstanding and future borrowings, if any, under the Revolving Facility for general corporate purposes, including funding deferred consideration payments associated with the Company’s November 2024 acquisition of Adlumin, Inc., future permitted acquisitions, share repurchases, and related fees and expenses.

After giving effect to Amendment No. 2, borrowings under the Revolving Facility will bear interest at a floating rate (in the case of borrowings denominated in U.S. dollars, based on SOFR, and in the case of borrowings denominated in Euros, based on EURIBOR), subject to a “floor” of 0.0%, for a specified interest period plus a margin initially set at 2.50%, subject to an increase to 2.75% if our first lien net leverage ratio exceeds 2.50 to 1.00. After giving effect to Amendment No. 2, the Term Loan will bear interest at a floating SOFR-based rate (subject to a “floor” of 0.0%) for a specified interest period plus a margin initially set at 2.75%, subject to a decrease to 2.50% if our first lien net leverage ratio is equal to or lower than 1.65 to 1.00. After giving effect to Amendment No. 2, the interest rate applicable to U.S. dollar denominated borrowings under the Term Loan was 6.59% and there were no borrowings under the Revolving Facility.

The Term Loan requires quarterly repayments equal to 0.25% of the original principal amount, commencing on March 31, 2026, with all remaining principal due at maturity.

Certain of the financial institutions party to Amendment No. 2, or their affiliates, have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services or other services for the Borrower or its affiliates, for which they have received and may in the future receive, customary compensation and expense reimbursement.

The foregoing description of Amendment No. 2 is included to provide information regarding its terms. It does not purport to be a complete description and is qualified in its entirety by reference to the full text of Amendment No. 2, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1
Amendment No. 2, dated as of November 26, 2025, to the Credit Agreement among N-able International Holdings I, LLC, N-able International Holdings II, LLC, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, collateral agent and an issuing bank.

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

N-able, Inc.

Dated:	November 26, 2025	By:	/s/ Tim O'Brien

Tim O'Brien
Chief Financial Officer